Exhibit 99.3

HUTCHINSON TECHNOLOGY INCORPORATED

Offer To Exchange and Offer to Purchase for Cash

Relating to its Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

Pursuant to the Preliminary Prospectus Dated January 10, 2011

THE TENDER/EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

January 10, 2011

To Our Clients:

Enclosed for your consideration is a preliminary prospectus dated January 10, 2011 (as it may be supplemented from time to time, the “Prospectus”) and the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Prospectus, the “Offer Documents”) relating to the offer by Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), to exchange or purchase, at the election of each holder and subject to the Exchange Limit and Cash Payment Limit described below, the Company’s outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) held by holders for:

(1) A new series of 8.50% Convertible Senior Notes due 2026 (the “New Notes”), in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Option”). If the amount of Old Notes tendered under the Exchange Option exceeds $40.0 million in aggregate principal amount (the “Exchange Limit”), the Company will accept the Old Notes tendered for exchange on a pro rata basis and return any Old Notes which are not accepted for exchange to the holder of such Old Notes;

(2) Cash, in an amount equal to $850 for each $1,000 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $30.0 million (the “Cash Payment Limit”), the Company will accept the Old Notes tendered for purchase on a pro rata basis, and unless withdrawn as described in the Prospectus, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit; or

(3) A combination of the Exchange Option, subject to the Exchange Limit, and the Tender Option, subject to the Cash Payment Limit.

The Exchange Option and the Tender Option are referred to collectively as the “tender/exchange offer.”

We (directly or through our nominee) are the holder of record of Old Notes held by us for your account. A tender of these Old Notes can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to have us tender Old Notes on your behalf, upon the terms and subject to the conditions set forth in the Offer Documents.

Your attention is directed to the following:

1. The tender/exchange offer relates to any and all of the Company’s outstanding Old Notes, subject to the Exchange Limit and Cash Payment Limit.

2. The tender/exchange offer is subject to a number of conditions, each of which may be waived or modified by the Company, in whole or in part, at any time and from time to time, as described in “The Tender/Exchange Offer – Conditions to the Tender/Exchange Offer” in the Prospectus.

3. Holders who fail to exchange their Old Notes may have reduced liquidity after the tender/exchange offer. As Old Notes are tendered and accepted in the tender/exchange offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. The Company cannot assure you of the liquidity, or even the continuation, of any trading market for the Old Notes following the completion of the tender/exchange offer.

4. The tender/exchange offer expires at 5:00 p.m., on the Expiration Date.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The tender/exchange offer is not being made to (nor will tenders of Old Notes be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making or acceptance of the tender/exchange offer would be unlawful.

Please carefully review the enclosed Offer Documents as you consider the tender/exchange offer.

Instructions with Respect to the Tender/Exchange Offer

The undersigned acknowledge(s) receipt of this letter and the Offer Documents referred to herein relating to the Company’s tender/exchange offer.

This will instruct you, the registered holder, with respect to tendering in the tender/exchange offer, the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer Documents. Note: the aggregate amount of Old Notes tendered under the Exchange Option and Tender Option may not exceed the total amount of Old Notes held by you.

Please tender the Old Notes held by you for my account as indicated below:

The aggregate principal, or face, amount at maturity of Old Notes held by you for the account of the undersigned is (fill in amount):

$             of 3.25% Convertible Subordinated Notes due 2026.

With respect to the Exchange Option, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal, or face, amount at maturity of Old Notes to be tendered (if any)) (must be $1,000 or any integral multiple thereof):

$             of 3.25% Convertible Subordinated Notes due 2026.

By instructing you to tender the amount of Old Notes given above, you are authorized to make, on behalf of the undersigned, the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as beneficial owner of the Old Notes.

With respect to the Tender Option, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal, or face, amount at maturity of Old Notes to be tendered (if any)) (must be $1,000 or any integral multiple thereof):

$             of 3.25% Convertible Subordinated Notes due 2026.

By instructing you to tender the amount of Old Notes given above, you are authorized to make, on behalf of the undersigned, the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as beneficial owner of the Old Notes.

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

SIGN HERE

Name of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date: